UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2011

OPNEXT, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-33306	22-3761205
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

46429 Landing Parkway, Fremont, California	94538
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 580-8828

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Bonus Awards for Robert J. Nobile, Justin J. O’Neill and Michael C. Chan

On May 16, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of Opnext, Inc. (the “Company”) determined to award an annual bonus to Robert J. Nobile, Senior Vice President & Chief Financial Officer, in an amount equal to 20,000 fully vested shares of the Company’s common stock, and to Justin J. O’Neill, Senior Vice President, General Counsel and Secretary, in an amount equal to 20,000 fully vested shares of the Company’s common stock, each pursuant to the Company’s annual incentive award program for the Company’s fiscal year ended March 31, 2011 and the Opnext, Inc. Second Amended and Restated 2001 Long-Term Stock Incentive Plan (the “Stock Incentive Plan”).

In addition, on May 16, 2011, the Committee determined to award a discretionary bonus to Mr. Michael C. Chan, President, Opnext Subsystems, Inc., and Executive Vice President, Business Development and Marketing, Opnext, Inc., in an amount equal to 30,000 fully vested shares of the Company’s common stock under the Stock Incentive Plan in recognition of Mr. Chan’s work on a transaction involving the sale of certain of the Company’s technology assets.

Each such grant is issuable on May 23, 2011, which is the second business day following the Company’s public announcement of its results for the quarter and fiscal year ended March 31, 2011, in accordance with the Committee’s established equity grant practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPNEXT, INC.

Date: May 20, 2011	By:	/s/ Robert J. Nobile

Robert J. Nobile
Chief Financial Officer and Senior Vice President, Finance